Exhibit 4.2

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       MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
             SELECT 5 INDUSTRIAL PORTFOLIO 98-5
                 REFERENCE TRUST AGREEMENT

       This Reference Trust Agreement dated             , 1998
between DEAN WITTER REYNOLDS INC., as Depositor, and The Chase Manhattan Bank, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Sears Equity Investment Trust, Trust Indenture and Agreement" dated January 22, 1991, as amended on March 16, 1993 and July 18, 1995 (the "Basic Agreement"). Such provisions as are incorporated by reference constitute a single instrument (the "Indenture").

                      WITNESSETH THAT:


       In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                             I.

           STANDARD TERMS AND CONDITIONS OF TRUST

       Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorpo-rated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument ex-cept that the Basic Agreement is hereby amended in the following manner:

       A.   Article I, Section 1.01, paragraph (29) defining
  "Trustee" shall be amended as follows:

       "'Trustee' shall mean The Chase Manhattan Bank, or any successor trustee appointed as hereinafter provided."

       B.   Reference to United States Trust Company of New
  York in its capacity as Trustee is replaced by The Chase
  Manhattan Bank throughout the Basic Agreement.

       C. Reference to "Dean Witter Select Equity Trust" is replaced by "Morgan Stanley Dean Witter Select Equity
  Trust".

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                            II.

           SPECIAL TERMS AND CONDITIONS OF TRUST

       The following special terms and conditions are hereby agreed to:

       A. The Trust is denominated Morgan Stanley Dean Wit-ter Select Equity Trust, Select 5 Industrial Portfolio 98-5 (the "Select 5 Trust").

       B. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in trust under this Indenture.

       C. The term, "Depositor" shall mean Dean Witter Rey-nolds Inc.

       D.   The aggregate number of Units referred to in Sec-
          tions 2.03 and 9.01 of the Basic Agreement is       for the Se-
          lect 5 Trust.

       E.   A Unit is hereby declared initially equal to
          1/     th for the Select 5 Trust.

       F.   The term "In-Kind Distribution Date" shall mean
       ,     .

       G.   The term "Record Dates" shall mean          ,
 ,           ,     ,            ,      and         ,      and
          such other date as the Depositor may direct.

       H.   The term "Distribution Dates shall mean         ,
 ,          ,     ,           ,      and             ,
          and such other date as the Depositor may direct.

       I.   The term "Termination Date" shall mean

       ,     .

       J. The Depositor's Annual Portfolio Supervision Fee shall be a maximum of $0.25 per 100 Units.

       K.   The Trustee's Annual Fee as defined in Section
          6.04 of the Indenture shall be $     per 100 Units.

       L. For a Unit Holder to receive "in-kind" distribu-tion during the life of the Trust other than in connection with a rollover, such Unit Holder must tender at least 25,000 Units for

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          redemption.  On the In-Kind Date there is no minimum amount of
          Units that a Unit Holder must tender in order to receive an "in-kind" distribution.

       M. The Indenture is amended to provide that the pe-riod during which the Trustee shall liquidate the Trust Securi-ties shall not excess 14 business days commencing on the first business day following the In-Kind Date.

     (Signatures and acknowledgments on separate pages)

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